Delisting Determination, The Nasdaq Stock Market, LLC, October 15, 2024. African Agriculture Holdings Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of African Agriculture Holdings Inc., effective at the opening of the trading session on October 25, 2024. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5250(c)(1) and 5450(a)(1). The Company was notified of the Staff determination on September 17, 2024. On September 24, 2024, the Company received an additional delist determination for its failure to meet the requirements in Listing
Rule 5450(b)(2)(A). The Company was required to request an appeal of Staff delist determinations no later than September 24, 2024.
The Company, however, failed to timely request a hearing and its securities were suspended on September 26, 2024. The Staff determination to delist the Company securities became final on September 26, 2024.